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                                  Exhibit 99.2

     Form of Notice of Grant with Option Agreement to be generally used in connection with the automatic grant program of the Stock Option Plan.


                                      II-3.

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                                                                 AUTOMATIC GRANT

                                    IMP, INC.
                         NOTICE OF GRANT OF STOCK OPTION

         You have been granted an option (the "Option") to acquire IMP, Inc. common stock as follows:

         Grant Date:
         Option price: $_______ per share
         Number of Optioned Shares: 20,000 shares
         Expiration Date:
         Type: Non-Statutory Stock Option

         Optionee hereby agrees that the Option is granted pursuant to and in accordance with the express terms and conditions of the IMP, Inc. Stock Option Plan. The terms and conditions of the grant are as set forth in the Stock Option Agreement attached hereto as Exhibit A, and the terms and conditions applicable to any Optioned Shares purchased thereunder are as set forth in the Stock Purchase Agreement attached hereto as Exhibit B.


------------------------                             --------------------------
         Date                                                       Optionee

                                           Address:
                                                     --------------------------

                                                     IMP, INC.

                                                 By
                                                     --------------------------

                                           Address:
                                                     --------------------------

                                                     --------------------------

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                                                          AUTOMATIC/NON-EMPLOYEE
                                                                  DIRECTOR GRANT

                                    EXHIBIT A

                                    IMP, INC.

                             STOCK OPTION AGREEMENT

RECITALS

         A. The Board of Directors of the Company (the "Board") has adopted the Company's Stock Option Plan (the "Plan") for the purpose of attracting and retaining the services of (i) selected key employees (including officers and directors), (ii) key consultants and (iii) non-employee members of the Board of the Company or its parent or subsidiary corporations.

         B. Optionee is a non-employee member of the Board who is entitled to receive an option to acquire shares of the Company's common stock pursuant to the automatic option grant program (the "Automatic Grant Program") implemented for non-employee Board members under the provisions of the Plan. This Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic option grant made to such Optionee thereunder.

         C. The granted option is intended to be a non- statutory stock option which does not satisfy the requirements of Section 422 of the Internal Revenue Code.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. Grant of Option. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a non-statutory stock option to purchase up to 20,000 shares of the Company's Common Stock (the "Optioned Shares") from time to time during the option term at the option price (the "Option Price") specified in the Grant Notice.

         2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5 or 7(a).

                                       1.


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         3. Non-Transferability; Exception. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.

         4. Date of Exercise. Optionee shall have no right to purchase any Optioned Shares hereunder until the expiration of the six (6)-month period measured from the Grant Date ("Six-Month Waiting Period"). Thereafter this option may be exercised for all or any portion of the Optioned Shares at any time prior to the Expiration Date or sooner termination of the option term under Paragraph 5 or 7(a) of this Agreement.

         The Six-Month Waiting Period requirement shall not be applicable to the exercise or the surrender of the Optioned Shares in the event of (A) a Change in Control within the meaning of subparagraph 11.C, (B) a Corporate Transaction under subparagraph 7(a) for which the approval of the Company's stockholders is obtained or (C) the death or permanent disability (as determined under subparagraph 5(iii)) of the Optionee.

         5. Accelerated Termination of Option Term. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should one of the following provisions become applicable:

               (i) Except as otherwise provided in subparagraphs (ii), (iii) or
     (iv) below, should Optionee cease to be a Board member at any time during the option term, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Board membership, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may be exercised for any or all of the Optioned Shares for which this option is in accordance with Paragraph 4 exercisable at the time of the Optionee's cessation of Board membership. Upon the expiration of such three (3) month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

               (ii) Should Optionee die prior to cessation of Board membership, then the executors or administrators of Optionee's estate or Optionee's heirs or legatees (as the case may be) shall have the right to exercise this option. Such right shall lapse and this option shall cease to be exercisable upon the earlier of (i) the first anniversary of the date of the Optionee's death or (ii) the Expiration Date. Upon the occurrence of such earlier event, this option shall terminate and cease to be exercisable.

               (iii) Should Optionee become permanently disabled and cease by reason thereof to be a Board member at any time during the option term, then the Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Board membership) in which to exercise this option; provided, however, that in no event may this option be exercised at any time after the

                                       2.


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     Expiration Date. Optionee shall be deemed to be permanently disabled if
     Optionee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) months, unable to perform his/her usual duties for the Company or the parent or subsidiary corporation retaining his/her services. Upon the expiration of the limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

               (iv) Should the Optionee's Board membership be terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or should the Optionee make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary corporation, then in any such event this option shall terminate and cease to be exercisable immediately upon such termination of Board membership or such unauthorized disclosure or use of confidential or secret information or attempt thereat.

               (v) For purposes of this Paragraph 5 and for all other purposes under this Agreement, the Optionee shall be deemed to be a Board member for so long as the Optionee remains a member of the Board or of the board of directors of any parent or subsidiary corporation of the Company.

               (vi) In applying the provisions of this Agreement, a corporation shall be considered to be a subsidiary corporation of the Company if it is a member of an unbroken chain of corporations beginning with the Company, provided each such corporation in the chain (other than the last corporation) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation shall be considered to be a parent corporation of the Company if it is a member of an unbroken chain ending with the Company, provided each such corporation in the chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         6. Adjustment in Optioned Shares.

         (a) In the event any change is made to the Common Stock issuable under the Plan by reason of stock split, stock dividend, combination of shares, recapitalization or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the total number of Optioned Shares subject to this option and (ii) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

                                       3.


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         (b) If the Company is the surviving entity in any merger or other business combination, then this option, if outstanding under the Plan immediately after such merger or other business combination, shall be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable to the Optionee in the consummation of such merger or business combination if the option were exercised immediately prior to such merger or business combination, and appropriate adjustments shall also be made to the Option Price payable per share, provided the aggregate Option Price payable hereunder shall remain the same.

         7. Special Termination of Option.

         (a) In the event one or more of the following transactions (a "Corporate Transaction") should be effected with the affirmative vote of the Company's stockholders:

               (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or

               (iii) any reverse merger in which the Company is the surviving entity,

then the exercisability of this option shall, notwithstanding the provisions of Paragraph 4, be automatically accelerated so that such option shall, during the five (5) business day period immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to all the Optioned Shares and may be exercised for all or any portion of such shares. This option, to the extent not previously exercised, shall terminate upon the consummation of the Corporate Transaction and cease to be outstanding, unless it is expressly assumed by the successor corporation or parent thereof.

         (b) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         8. Privilege of Stock Ownership. The holder of this option shall not have any of the rights of a stockholder with respect to the Optioned Shares until such individual shall have exercised the option, paid the Option Price and been issued a stock certificate for the purchased shares.

                                       4.


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         9. Manner of Exercising Option.

         (a) In order to exercise this option with respect to all or any part of the Optioned Shares, Optionee (or in the case of exercise after Optionee's death, the Optionee's executor, administrator, heir or legatee, as the case may
be) must take the following actions:

               (i) Execute and deliver to the Secretary of the Company a stock purchase agreement (the "Purchase Agreement") in substantially the form of Exhibit B to the Grant Notice.

               (ii) Pay the aggregate Option Price for the purchased shares in one or more of the following alternative forms:

                    (A) full payment, in cash or cash equivalents; or

                    (B) full payment in shares of Common Stock of the Company held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at Fair Market Value on the Exercise Date (as such terms are defined below); or

                    (C) full payment in a combination of shares of Common Stock of the Company held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at Fair Market Value on the Exercise Date and cash or cash equivalents.

               (iii) Furnish to the Company appropriate documentation that the person or persons exercising the option, if other than Optionee, have the right to exercise this option.

         (b) For purposes of Paragraph 9(a) above and for all other valuation purposes under this Agreement, unless expressly provided otherwise, the Fair Market Value per share of Common Stock shall be determined in accordance with subparagraphs (i) through (iii) below, and the Exercise Date shall be the first date on which there is delivered to the Company both (I) the executed Purchase Agreement and (II) payment of the Option Price for the purchased shares.

               (i) If the Common Stock is not on the Exercise Date listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value shall be the mean between the highest bid and lowest asked prices (or if such information is available, the closing selling price) of one share of Common Stock on the Exercise Date in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the Exercise Date, then the

                                       5.


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     mean between the highest bid and lowest asked price (or closing selling price) on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

               (ii) If the Common Stock is on the Exercise Date listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price of one share of Common Stock on the Exercise Date on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the Exercise Date, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

               (iii) If the Common Stock is on the Exercise Date neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate, including one or more independent professional appraisals.

         (c) As soon after the Exercise Date as practical, the Company shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for, with the appropriate legends affixed thereto.

         (d) In no event may this option be exercised for any fractional shares.

         10. REPURCHASE RIGHTS. THE OPTIONEE HEREBY AGREES THAT ALL OPTIONED SHARES ACQUIRED UPON THE EXERCISE OF THIS OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF THE COMPANY AND ITS ASSIGNS TO REPURCHASE SUCH SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT.

         11. Surrender of Option. Optionee is hereby granted a limited stock appreciation right, exercisable upon the terms and conditions set forth below:

         A. The stock appreciation right shall under no circumstances become exercisable until it has been outstanding for a period of at least six (6) months measured from the Grant Date.

         B. Provided such six (6) month requirement is satisfied, in the event of a Change in Control at a time when one or more classes of the Company's equity securities are registered under Section 12(g) of the Securities Exchange Act of 1934 (as amended), then Optionee shall automatically have the right to surrender any or all of the Optioned

                                       6.


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Shares, and receive in exchange therefor an appreciation distribution equal in amount to the excess of (a) the Fair Market Value (at date of surrender) of the Optioned Shares at the time subject to this option over (b) the aggregate Option Price payable for such shares.

         C. For purposes of this Agreement, a Change in Control shall be deemed to occur should twenty-five percent (25%) or more of the Company's outstanding voting stock be acquired, pursuant to a tender or exchange offer (i) which is made by a person or group of related persons other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company and (ii) which the Board does not recommend the Company's stockholders to accept.

         D. For purposes of measuring the dollar amount of the appreciation distribution payable with respect to the surrendered option, the Fair Market Value of the Optioned Shares subject to the surrendered option shall be deemed to be equal to the greater of (i) the Fair Market Value per share of the Company's Common Stock on the surrender date, as determined pursuant to the normal valuation provisions of subparagraph 9(b), or (ii) the highest reported price per share of the Company's Common Stock paid by the acquiring entity in effecting the Change in Control.

         E. This limited stock appreciation right may be exercised only by surrendering this option during the period commencing with the date on which the Change in Control is first effected and terminating thirty (30) days thereafter. The exercise period shall be shortened to the extent that the six (6) month requirement of subparagraph A. above has not at the time been satisfied. To exercise this limited stock appreciation right, the Optionee shall provide written notice of exercise to the Company, in which there is specified the number of Optioned Shares as to which the option is being surrendered. Such notice must be accompanied by the return of this Agreement and all other instruments evidencing the surrendered option, within the applicable thirty
(30)-day (or shorter) period. In the event this option is surrendered for only part of the Optioned Shares at the time subject thereto, the Company shall issue a new stock option agreement (substantially in the form of this Agreement) for the balance of the Optioned Shares for which this option is not exercised or surrendered.

         F. Optionee shall have no further rights to acquire any Optioned Shares under the surrendered option (or surrendered portion thereof), and the appreciation distribution to which Optionee shall accordingly become entitled shall be made entirely in cash. Neither the approval of the Board nor the Plan Administrator shall be required in connection with such option surrender and cash distribution.

         G. In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Optioned Shares and the aggregate Option Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by the Optionee.

                                       7.


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         12. Compliance with Laws and Regulations.

         (a) The exercise of this option and the issuance of Optioned Shares upon such exercise shall be subject to compliance by the Company and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Company's Common Stock may be listed at the time of such exercise and issuance.

         (b) In connection with the exercise of this option, Optionee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of Federal and State securities laws.

         13. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3 or 7(a), the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Company.

         14. Liability of Company.

         (a) If the Optioned Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of Section XII of the Plan.

         (b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

         15. No Impairment of Rights. No provision of this Agreement or the Automatic Grant Program shall be deemed to impair or otherwise restrict the rights of the Company or the stockholders to remove the Optionee from the Board at any time for any reason whatsoever, with or without cause. No provision of this Agreement or the Automatic Grant Program shall confer upon the Optionee any right to continue as a Board member for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Optionee to terminate his/her Board membership at any time for any reason whatsoever, with or without cause.

                                       8.


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         16. Notices. Any notice required to be given or delivered to the
Company under the terms of this Agreement shall be in writing and addressed to the Company in care of its Secretary at its corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

         17. Interpretation of Agreement. This Agreement and the option evidenced hereby are made and granted pursuant to the Automatic Grant Program for non-employee Board members and are in all respects limited by and subject to the express terms and provisions of the Plan applicable to such automatic grants.

         18. Withholding. Optionee hereby agrees to make appropriate arrangements with the Company or parent or subsidiary corporation employing Optionee (if any) for the satisfaction of any federal, state or local income tax withholding requirements and federal social security employee tax requirements applicable to the exercise of this option.

         19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

                                       9.